Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE

For 4:00 PM Release
April 27, 2004
Concord, NC
Contact:
Jim Hausman
704.722.2410
Mark Hadley
704.722.3231

CT Communications Announces First Quarter Results

CT Communications, Inc. (NASDAQ: CTCI) announces operating revenue for the quarter ended March 31, 2004 of $40.5 million, representing an increase of 5% compared to operating revenue of $38.7 million for the same period in 2003. This $1.8 million increase in operating revenue was primarily attributable to a $0.6 million increase in Greenfield revenue driven by a 51% increase in Greenfield access lines, a $0.6 million increase in competitive local exchange carrier (CLEC) revenue driven by a 11% increase in access lines, a $0.3 million increase in internet and data revenue related to a 42% increase in digital subscriber lines (DSL) and a $0.2 million increase in wireless revenue driven by a 15% increase in wireless subscribers.

Operating income for the first quarter of 2004 was $5.8 million, a 34% increase over the $4.3 million in operating income reported in the first quarter of 2003. This increase in operating income was driven by the 5% increase in operating revenue while operating expenses only increased 1%. Net income for the first quarter of 2004 was $3.5 million, or $0.18 per diluted common share, compared to $2.5 million, or $0.13 per diluted common share in the first quarter of 2003.

“In the first quarter we made significant progress expanding our customer base in our competitive businesses, gaining much needed scale, while holding expenses in line with previous quarters. We will continue to focus on improving our operating efficiencies to hold down expenses with a continuing emphasis on driving operating cash flows from all of our businesses,” said Michael R. Coltrane, President and Chief Executive Officer at CT Communications, Inc.

Results by business unit:

•	ILEC – (“Concord Telephone”)
Concord Telephone’s operating revenue of $23.7 million for the first quarter of 2004 increased 1% from $23.5 million in the first quarter of 2003. Operating income for the first quarter of 2004 was $7.1 million compared to $7.2 million for the first quarter of 2003. Concord Telephone ended the first quarter of 2004 with 115,321 access lines in service, a 2.3% decrease from the first quarter of 2003. Access line losses slowed significantly from prior quarters with a net loss of 217 lines in the first quarter of 2004. Concord Telephone ended the first quarter of 2004 with 84,811 long distance lines, a 74% penetration of access lines.

•	CLEC – (“CTC Exchange Services”)
CTC Exchange Services’ operating revenue of $5.0 million in the first quarter of 2004 was a 13%, or $0.6 million, increase compared to the first quarter of 2003. Operating income for the first quarter of 2004 was $40 thousand compared to an operating loss of $1.0 million for the first quarter of 2003. This $1.0 million improvement in operating income is primarily attributable to an 11% increase in access lines and a $0.4 million reduction in personnel expenses. CTC Exchange Services ended the first quarter of 2004 with 30,415 access lines in service compared to 27,300 at the end of the first quarter of 2003. CTC Exchange Services ended the first quarter of 2004 with 15,832 long distance lines, an increase of 1,347 long distance lines compared with the end of the first quarter of 2003.

•	Greenfield
Greenfield’s operating revenue of $1.9 million for the first quarter of 2004 increased 48% compared to $1.3 million in the first quarter of 2003. Operating loss for the first quarter of 2004 was $1.0 million compared to an operating loss of $1.2 million for the first quarter of 2003. Depreciation expense was approximately $0.7 million and $0.6 million in the first quarter of 2004 and 2003, respectively. Greenfield ended the first quarter of 2004 with 10,674 access lines in service, a 51% increase over the first quarter of 2003. Greenfield ended the first quarter of 2004 with 5,130 long distance lines in service, a 78% increase over the end of the first quarter of 2003. Three provider agreements were added in the first quarter of 2004 to end the quarter with 97 signed agreements that currently represent a potential 48,000 lines at completion of the projects.

•	Digital Wireless Service – (“CTC Wireless”)
CTC Wireless’ operating revenue of $7.1 million for the first quarter of 2004 increased 4% compared to $6.9 million in the first quarter of 2003. Contributing to the increase in wireless revenue was a 15% growth in wireless subscribers somewhat offset by a decline in the recurring revenue rate per subscriber. Operating income for the first quarter of 2004 was $0.4 million, compared to $0.8 million for the first quarter of 2003. The decline in operating income was primarily due to the impact of the declining revenue rate per customer, a $0.2 million increase in settlement expense and a $0.1 million increase in depreciation expense. CTC Wireless ended the first quarter with 39,250 post pay subscribers, compared to 33,984 at the end of the first quarter of 2003.

•	Internet & Data – (“CTC Internet Services”)
CTC Internet Services’ operating revenue of $2.8 million for the first quarter of 2004 increased 10% compared to $2.5 million in the first quarter of 2003. This $0.3 million increase in revenue was attributable to a 42% increase in DSL customers, partially offset by a decrease in dial-up and high-speed customers. Operating loss for the first quarter of 2004 was $0.1 million compared to an operating loss of $0.4 million for the first quarter of 2003. CTC Internet Services ended the first quarter of 2004 with 10,987 DSL lines compared to 7,755 lines at the end of the first quarter of 2003. Dial-up accounts decreased 15% to 10,484 and high-speed accounts decreased 3% to 565 at March 31, 2004 compared to March 31, 2003.

Future Period Guidance

We currently expect operating results to approximate the following during these future periods:

•	2nd Quarter 2004
          o Revenue of $40 to $41 million
          o Operating income of $4.5 to $5.0 million
          o Depreciation expense of $8.0 to $8.2 million
          o Consolidated earnings per diluted share of $0.15 to $0.17
o Capital expenditures of $6 to $8 million

•	Full Year 2004
          o Revenue of $161 to $164 million
          o Operating income of $18.5 to $20.0 million
          o Depreciation expense of $31.5 to $32.5 million
          o Effective tax rate of 40% to 41%
          o Consolidated earnings per diluted share of $0.63 to $0.66
o Capital expenditures of $24 to $28 million

CT Communications will host a conference call to discuss the results of the first quarter on Wednesday, April 28, 2004 at 8:00 AM ET. You are invited to listen to the conference call that will be broadcast live over the Internet at www.ctc.net. If you are unable to listen during the live webcast, the call will be archived on the web site at www.ctc.net until May 31, 2004. Additionally, a replay of the call will be available until 11:30 AM ET on Friday, April 30th at 800-633-8284. Enter access number 21193510.

CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.

Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions made by management about us, including, among other things, changes in industry conditions created by the Telecommunications Act of 1996 and related state and federal legislation and regulations, the impact of economic conditions related to financial performance of customers, business partners, competitors and peers within the telecommunications industry, the recovery of the substantial costs incurred over the past few years in connection with our expansion into new businesses, retention of our existing customer base and our ability to attract new customers, our ability to control pricing and product offerings in a highly competitive industry, our ability to attract and retain key personnel, the performance of our investments, rapid changes in technology, our ability to manage capital expenditures related to changes in technology, actions of our competitors, and the impact of economic and political events on our business, operating regions and customers, including terrorist attacks. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. We undertake no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by us with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2003.

CT Communications, Inc.
Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003	% Change

Operating Revenue
ILEC Services	$23,654	$23,532	0.5%
CLEC Services	5,038	4,471	12.7%
Greenfield Services	1,945	1,312	48.2%
Digital Wireless Services	7,122	6,873	3.6%
Internet & Data Services	2,760	2,508	10.0%

Total Operating Revenue	40,519	38,696	4.7%

Operating Expense
ILEC Services	16,571	16,377	1.2%
CLEC Services	4,998	5,430	(8.0%)
Greenfield Services	2,955	2,482	19.1%
Digital Wireless Services	6,746	6,038	11.7%
Internet & Data Services	2,850	2,867	(0.6%)
Other	588	1,170	(49.7%)

Total Operating Expense	34,708	34,364	1.0%

Operating Income	5,811	4,332	34.1%

Other Income (Expense)
Investment, Equity Method	1,391	1,049	32.6%
Gains, Interest, Dividends	236	506	(53.4%)
Other Expenses, Principally Interest	(1,540)	(1,640)	6.1%

Total Other Income (Expense)	87	(85)	202.4%

Income Before Income Taxes	5,898	4,247	38.9%
Income Tax Expense	2,406	1,766	36.2%

Net Income	$3,492	$2,481	40.7%

Weighted Average Diluted Shares	18,953	18,726
Earnings Per Diluted Common Share	$0.18	$0.13

CT Communications, Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2004	December 31, 2003

ASSETS
Cash and Cash Equivalents	$18,655	$16,957
Accounts Receivable and Unbilled Revenue, Net	20,538	22,301
Other Assets	6,369	5,372

Current Assets	45,562	44,630

Investment Securities	7,198	7,120
Investments in Unconsolidated Companies	13,772	13,652
Property, Plant and Equipment, Net	204,141	208,370
Other Assets	48,266	47,896

TOTAL ASSETS	$318,939	$321,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Portion of Long-Term Debt	$1,250	$—
Accounts Payable	7,306	6,414
Customer Deposits	2,687	2,665
Other Accrued Liabilities	12,509	17,314
Liabilities of Discontinued Operations	936	1,072

Current Liabilities	24,688	27,465

Long-Term Debt	76,250	80,000
Deferred Credits and Other Liabilities	38,120	36,673
Stockholders’ Equity	179,881	177,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,939	$321,668

CT Communications, Inc.
Customer Information

	March 31, 2004	March 31, 2003	% Change

ILEC Access Lines
Business Lines	29,130	29,750	(2.1%)
Residential Lines	86,191	88,259	(2.3%)

Total ILEC Lines	115,321	118,009	(2.3%)

CLEC Access Lines	30,415	27,300	11.4%

Greenfield Access Lines	10,674	7,089	50.6%

Total Wired Access Lines	156,410	152,398	2.6%

Wireless Subscribers	39,250	33,984	15.5%

Long Distance Lines
In ILEC	84,811	84,233	0.7%
In CLEC	15,832	14,485	9.3%
In Greenfield	5,130	2,878	78.2%

Total Long Distance Lines	105,773	101,596	4.1%

Internet Access Customers
Dial-Up	10,484	12,263	(14.5%)
DSL Lines	10,987	7,755	41.7%
High Speed	565	580	(2.6%)

Total Internet Access Customers	22,036	20,598	7.0%

Greenfield Projects

		Potential Lines
	# Lines In Service	At Completion	# Of Projects

By Year Signed
1999	1,333	1,509	2
2000	3,963	11,947	18
2001	3,079	14,062	29
2002	2,129	13,246	24
2003	159	5,662	21
2004	11	1,716	3

Totals	10,674	48,142	97

By Type
Mall	2,327	2,800	3
Single Family Homes	5,029	34,776	53
Multi-Dwelling Units	2,794	9,397	34
Business	524	1,169	7

Totals	10,674	48,142	97

CT Communications, Inc.
Other Selected Financial Data
(unaudited, in thousands)

Capital Expenditures

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

ILEC	$1,988	$3,308
CLEC	211	256
Greenfield	742	1,146
Wireless	382	59
Internet	297	838
Other	293	551

Total	$3,913	$6,158

% of Revenue	9.7%	15.9%

Depreciation Expense

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

ILEC	$5,346	$5,407
CLEC	641	662
Greenfield	711	554
Wireless	481	363
Internet	593	471
Other	371	331

Total	$8,143	$7,788